UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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ALECTOR, INC.

(Name of Registrant as Specified In Its Charter)

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ALECTOR, INC.

131 OYSTER POINT BOULEVARD, SUITE 600

SOUTH SAN FRANCISCO, CA 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 9:00 a.m. Pacific Time on Friday, May 10, 2019

Dear Stockholders of Alector, Inc.:

We cordially invite you to attend the 2019 annual meeting of stockholders (the “Annual Meeting”) of Alector, Inc., a Delaware corporation, which will be held on Friday, May 10, 2019 at 9:00 a.m. Pacific Time. The Annual Meeting will be held for the following purposes, as more fully described in the accompanying proxy statement:

1. To elect two Class I directors to serve until the 2022 annual meeting of stockholders and until their successors are duly elected and qualified;

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and

3. To transact such other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our Board of Directors has fixed the close of business on March 21, 2019 as the record date for the Annual Meeting. Only stockholders of record on March 21, 2019 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

On or about March 29, 2019, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and annual report. The Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. The accompanying proxy statement and our annual report can be accessed directly at the following Internet address: http://www.astproxyportal.com/ast/22640. All you have to do is enter the control number located on your Notice or proxy card.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible.

We appreciate your continued support of Alector, Inc.

By order of the Board of Directors,

Arnon Rosenthal, Ph.D.

Co-Founder and Chief Executive Officer

South San Francisco, California

March 27, 2019

ALECTOR, INC.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

PROXY STATEMENT

FOR 2019 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 9:00 a.m. Pacific Time on Friday, May 10, 2019

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our Board of Directors for use at the 2019 annual meeting of stockholders of Alector, Inc., a Delaware corporation, and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held on Friday, May 10, 2019 at 9:00 a.m. Pacific Time. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about March 29, 2019 to all stockholders entitled to vote at the Annual Meeting.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

What matters am I voting on?

You will be voting on:

•	the election of two Class I directors to serve until our 2022 annual meeting of stockholders and until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and

•	any other business as may properly come before the Annual Meeting.

How does the Board of Directors recommend I vote on these proposals?

Our Board of Directors recommends a vote:

•	“FOR” the election of Arnon Rosenthal, Ph.D. and David Wehner as Class I directors; and

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

Who is entitled to vote?

Holders of our common stock as of the close of business on March 21, 2019, the record date for the Annual Meeting, may vote at the Annual Meeting. As of the record date, there were 68,871,792 shares of our common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the record date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or vote on your own behalf at the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”

Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock on your own behalf at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

How many votes are needed for approval of each proposal?

•

Proposal No. 1: The election of directors requires a plurality vote of the shares of our common stock present (including by proxy) at the Annual Meeting and entitled to vote thereon. “Plurality” means that the nominees who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “withhold” on each of the nominees for election as a director.

•

Proposal No. 2: The ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares of our common stock present (including by proxy) at the Annual Meeting and entitled to vote thereon. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

What is the quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the Annual Meeting to be properly held under our bylaws and Delaware law. The presence (including by proxy) of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withhold votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•	by Internet at www.voteproxy.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time, on May 9, 2019 (have your Notice or proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries (have your Notice or proxy card in hand when you call); or

•	by completing and mailing your proxy card (if you received printed proxy materials).

Even if you plan to participate in the Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to participate in the Annual Meeting.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning an instruction card, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares on your own behalf at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	completing and mailing a later-dated proxy card; or

•

notifying the Secretary of Alector, Inc., in writing. Prior to May 1, 2019, please send any such notification to: 151 Oyster Point Boulevard, Suite 300, South San Francisco, California 94080. On or after May 1, 2019, please send any such notification to: 131 Oyster Point Boulevard, Suite 600, South San Francisco, California 94080.

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

Do I have to do anything in advance if I plan to attend the Annual Meeting in person?

Registered Stockholders. If you were a stockholder of record at the close of business on the Record Date, you do not need to do anything in advance to attend and/or vote your shares in person at the Annual Meeting, but you will need to present government-issued photo identification for entrance to the Annual Meeting.

Street Name Stockholders. If you were a street name stockholder on the Record Date, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from your broker, bank or other nominee who is the stockholder of record with respect to your shares. You may still attend the Annual Meeting even if you do not have a legal proxy. For entrance to the Annual Meeting, you will need to provide proof of beneficial ownership as of the Record Date, such as the notice or voting instructions you received from your broker, bank or other nominee or a brokerage statement reflecting your ownership of shares as of the Record Date, and also present government-issued photo identification.

Please note that no cameras, recording equipment, large bags, briefcases or packages will be permitted in the Annual Meeting.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our Board of Directors. Arnon Rosenthal and Stephanie Yonker have been designated as proxy holders by our Board of Directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about March 29, 2019 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of stockholders.

How are proxies solicited for the Annual Meeting?

Our Board of Directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. Your broker will not have discretion to vote on the election of directors, which is a “non-routine” matter, absent direction from you.

Where can I find the voting results of the Annual Meeting?

We expect to announce voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following address:

Alector, Inc.

Attention: Investor Relations

Prior to May 1, 2019, our mailing address is:

151 Oyster Point Boulevard, Suite 300

South San Francisco, California 94080

Tel: (415) 231-5660

On or after May 1, 2019, our mailing address will be:

131 Oyster Point Boulevard, Suite 600

South San Francisco, California 94080

Tel: (415) 231-5660

Street name stockholders may contact their broker, bank or other nominee to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2020 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than November 29, 2019. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

Alector, Inc.

Attention: Secretary

Prior to May 1, 2019, our mailing address is:

151 Oyster Point Boulevard, Suite 300

South San Francisco, California 94080

Tel: (415) 231-5660

On or after May 1, 2019, our mailing address will be:

131 Oyster Point Boulevard, Suite 600

South San Francisco, California 94080

Tel: (415) 231-5660

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before such meeting by or at the direction of our Board of Directors, or (iii) properly brought before such meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our bylaws. To be timely for our 2020 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices:

•	not earlier than January 14, 2020; and

•	not later than the close of business on February 13, 2020.

In the event that we hold our 2020 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before our 2020 annual meeting of stockholders and no later than the close of business on the later of the following two dates:

•	the 90th day prior to our 2020 annual meeting of stockholders; or

•	the 10th day following the day on which public announcement of the date of our 2020 annual meeting of stockholders is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our corporate governance and nominating committee. Any such recommendations should include the nominee’s name and qualifications for membership on our Board of Directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Secretary within the time periods described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of our amended and restated bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our Board of Directors, which is currently composed of seven members. Five of our directors are independent within the meaning of the listing standards of the NASDAQ Global Select Market (NASDAQ). Our Board of Directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

The following table sets forth the names and certain other information about each of the nominees for Class I director. The names of and certain other information about the continuing members of our Board of Directors are also set forth below. All information is as of March 1, 2019:

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Director Nominees
Arnon Rosenthal, Ph.D.	I	64	Co-Founder, Chief Executive Officer and Director	2013	2019	2022
David Wehner(1)	I	49	Director	2018	2019	2022
Continuing Directors
Carl Gordon, Ph.D., C.F.A.(1)(3)	II	54	Director	2013	2020	—
Terry McGuire(2)	II	62	Director	2013	2020	—
Tillman Gerngross, Ph.D.	III	55	Chairman and Director	2013	2021	—
Richard Scheller, Ph.D.(2)(3)	III	65	Director	2018	2021	—
Louis J. Lavigne, Jr.(1)(2)	III	70	Director	2018	2021	—

(1)	Member of our audit committee.
(2)	Member of our compensation committee.
(3)	Member of our corporate governance and nominating committee.

Nominees for Director

Arnon Rosenthal, Ph.D., Co-Founder, Chief Executive Officer, and Director. Dr. Rosenthal co-founded Alector in 2013 and has served as a member of our Board of Directors, as our Chief Executive Officer, and as our President since 2013. Dr. Rosenthal co-founded Annexon Biosciences, Inc. and served as its acting Chief Executive Officer from August 2011 to December 2014 and served as a member of the board of directors, including as Chairman from August 2011 to February 2017. Dr. Rosenthal co-founded Rinat Neuroscience Corporation (acquired by Pfizer Inc. in August 2006), and served as President, Chief Scientific Officer and as a member of the board of directors from August 2001 to August 2006. From January 1985 to August 2001, Dr. Rosenthal served in various roles at Genentech, Inc., where he ultimately served as Staff Scientist and was appointed as a permanent member of Genentech’s Research Review Committee where his team discovered the target for the cancer drug Erivedge. Dr. Rosenthal conducted his post-doctoral fellowship at Genentech, Inc. He holds a Ph.D. in biology from the Hebrew University of Jerusalem.

We believe Dr. Rosenthal is qualified to serve on our Board of Directors because of the perspective and experience he provides as one of our founders and as our Chief Executive Officer, his experience as a founder and director of other life sciences companies, his educational background, as well as his broad experience within the pharmaceutical industry, particularly in the area of neuroscience and drug discovery and development.

David Wehner. Mr. Wehner has served as a member of our Board of Directors since October 2018. He has served as Chief Financial Officer of Facebook, Inc. since June 2014. Mr. Wehner joined Facebook, Inc. in November

2012 as Vice President, Corporate Finance and Business Planning. From August 2010 until November 2012, Mr. Wehner served as Chief Financial Officer at Zynga Inc., a provider of social game services. From February 2001 to July 2010, Mr. Wehner served in various positions at Allen & Company, an investment bank, including as a Managing Director from November 2006 to July 2010 and as a director from December 2005 to November 2006. Mr. Wehner holds an M.S. in applied physics from Stanford University and a B.S. in chemistry from Georgetown University.

We believe Mr. Wehner is qualified to serve on our Board of Directors based on his substantial executive, strategy, finance, and operational experience.

Continuing Directors

Tillman Gerngross, Ph.D., Co-Founder and Chairperson. Dr. Gerngross co-founded Alector in 2013 and has served as a member of our Board of Directors and as Chairperson since 2013. Dr. Gerngross is a founder, director, and executive officer of numerous biotechnology companies. He is a founder and currently serving as Chief Executive Officer and as a director of Adimab, LLC. He is also a founder and Chairman of the board of directors of Avitide, Inc. and a founder and the Chairman of the board of directors of Arsanis, Inc. Dr. Gerngross is currently a Venture Partner at SV Life Sciences Advisors, LLC, which he joined in 2006. Dr. Gerngross co-founded GlycoFi, Inc. and served as its Chief Scientific Officer from 2000 to 2006 until it was acquired by Merck & Company, Inc. Dr. Gerngross currently teaches in the departments of Biology and Chemistry, as well as at the School of Engineering at Dartmouth College, where he has taught since 1998. Dr. Gerngross attended the Technical University of Vienna, Austria, where he received a B.S. and M.S. in Chemical Engineering and a Ph.D. in Molecular Biology.

We believe Dr. Gerngross is qualified to serve on our Board of Directors because of the perspective and experience he provides as one of our founders, his expertise and experience in antibody drug discovery and development, his experience as a founder and director of other life sciences companies, his educational background, and his experience working in the venture capital industry.

Louis J. Lavigne, Jr. Mr. Lavigne has served as a member of our Board of Directors and as our Lead Independent Director since October 2018. Mr. Lavigne has been a Managing Director of Lavrite, LLC, a management consulting firm specializing in the areas of corporate finance, accounting, growth strategy, and management, since 2005. Mr. Lavigne served in various executive capacities with Genentech, Inc. for over 20 years, including, Chief Financial Officer from 1988 to 2005, Executive Vice President from 1997 to 2005, Senior Vice President from 1994 to 1997, Vice President from 1986 to 1994, and Controller from 1983 to 1986. He has served as a member of the board of directors of Assertio Therapeutics, Inc., a pharmaceutical company, since July 2013, and also serves as the chair of the compensation committee and member of the audit committee; as a director, chair of the audit committee, and member of the compensation committee of DocuSign Inc., an eSignature transaction management company, since July 2013; as a member of the board of directors of Zynga Inc., a social game company, since 2015, including as audit committee chairman and compensation committee member since 2015 and as Lead Director since 2017; and as chairman of the board of directors and chairperson of the compensation committee of Accuray Incorporated, a radiation oncology company, since September 2009. Within the last five years, Mr. Lavigne also served on the board of directors, the audit committee, and the science and technology committee of Allergan, Inc., a global health care company, from 2005 until its acquisition by Actavis plc in 2015; as a director and chair of the audit committee of NovoCure Limited, an oncology company, from 2013 until October 2018; as a director and chair of the audit committee of SafeNet, Inc., a private information security company, from 2010 until its acquisition by Gemalto NV in 2015; and as a director and chair of the audit committee of BMC Software, Inc., an enterprise systems software vendor, from 2004 to 2007 and from 2008 to 2013, when it was acquired by a private investor group. Mr. Lavigne serves as a board member and is the former chairman of the UCSF Benioff Children’s Hospitals and the UCSF Benioff Children’s Hospitals Foundation where he is also a member of the audit and finance committees. Mr. Lavigne holds a B.S. in Business Administration from Babson College and an M.B.A. from Temple University.

We believe Mr. Lavigne is qualified to serve on our Board of Directors because of his extensive experience in business operations and management, strategy, finance, accounting, and public company governance as a chief financial officer of a large, complex publicly-traded company and his extensive board leadership positions with a number of public company boards and audit committees.

Carl Gordon, Ph.D., C.F.A. Dr. Gordon has served as a member of our Board of Directors since 2013. In addition, Dr. Gordon is a Founding Partner and Co-Head of Global Private Equity at OrbiMed Advisors, LLC, a position in which he has served since January 1998. Dr. Gordon currently serves as a director of ARMO BioSciences Inc. and Arsanis, Inc. He also served on the boards of directors of Selecta Biosciences, Inc., a publicly traded biopharmaceutical company, from 2010 to June 2017, and Intellia Therapeutics, Inc., a publicly traded biotechnology company, from August 2015 to July 2017. He received his Ph.D. in Biology from the Massachusetts Institute of Technology and a B.A. from Harvard College in Chemistry and Physics.

We believe Dr. Gordon is qualified to serve on our Board of Directors because of his expertise and experience in the biotechnology industry through his role as Founding Partner and Co-Head of Global Private Equity at OrbiMed over a 20-year period, in which he has been involved in the evaluation, investment and oversight of several biotechnology companies, his experience as a director of other life sciences companies, as well as his scientific educational background.

Terry McGuire. Mr. McGuire has served as a member of our Board of Directors since 2013. Additionally, Mr. McGuire is a Founding Partner of Polaris Partners, a venture capital firm investing in technology and healthcare companies across all stages of development, where he has worked since 1996. Mr. McGuire serves as Chairman of the board of directors of Ironwood Pharmaceuticals, Inc., a publicly traded drug manufacturer, and has served as a director since 1998. Mr. McGuire also currently serves on the boards of directors of Pulmatrix, Inc., a publicly traded biopharmaceutical company, where he has served since May 2016and Arsanis, Inc., a publicly traded biopharmaceutical company, where he has served as a director since 2011. From January 2008 to July 2014, Mr. McGuire served on the board of directors of Trevena, Inc., a publicly traded biopharmaceutical company. Mr. McGuire is emeritus Chairman of the National Venture Capital Association, Chairman of the Global Ventures Capital Congress and chairs the board of the Thayer School of Engineering at Dartmouth College. He also sits on the boards of Massachusetts Institute of Technology’s The David H. Koch Institute for Integrative Cancer Research, The Arthur Rock Center for Entrepreneurship at Harvard Business School and The Healthcare Initiative Advisory Board. Mr. McGuire holds an M.B.A. from Harvard Business School, and a M.S. in engineering from the Thayer School at Dartmouth College, and a B.S. in physics and economics from Hobart College.

We believe Mr. McGuire is qualified to serve on our Board of Directors because of his expertise and experience in the biotechnology industry through his role as a Founding Partner of Polaris Partners and his cumulative career in venture capital over a period spanning over 35 years, in which he has been involved in the evaluation, investment and oversight of numerous biotechnology companies, as well as his experience as a director of several biotechnology companies, including other public companies.

Richard Scheller, Ph.D. Dr. Scheller has served as a member of our Board of Directors since October 2018. Dr. Scheller has been Chief Scientific Officer at 23andMe, a personal genetics company, since 2015. Previously, Dr. Scheller was the Executive Vice President of Research and Early Development and a member of the Executive Committee at Genentech, Inc. from February 2001 to December 2014. From January 2009 to December 2014, Dr. Scheller was also a member of the Enlarged Executive Committee at Hoffmann-La Roche Ltd. Since February 2015, Dr. Scheller has served as a member of the board of directors for ORIC Pharmaceuticals, Inc. Since March 2015, Dr. Scheller has served as a member of the board of directors for Xenon Pharmaceuticals Inc. Since January 2018, Dr. Scheller has served as a member of the board of directors of BridgeBio Inc. Dr. Scheller’s research on elucidating the molecular machinery and regulatory mechanism that underlie the release of neurotransmitters earned him the 2013 Albert Lasker Basic Medical Research Award. He is a member of the National Academy of Sciences and a member of the National Academy of Medicine. Dr. Scheller holds a Ph.D. in Chemistry from the California Institute of Technology and B.Sc. in Biochemistry

from the University of Wisconsin-Madison. He completed his post-doctorate in Molecular Neurobiology at Columbia University.

We believe Dr. Scheller is qualified to serve on our Board of Directors because of his scientific background and his senior management experience in the pharmaceutical industry.

Director Independence

Our common stock is listed on NASDAQ. Under the rules of NASDAQ, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of NASDAQ require that, subject to specified exceptions, each member of a listed company’s audit, compensation and corporate governance, and nominating committees be independent. Audit committee members and compensation committee members must also satisfy the independence criteria set forth in Rule 10A-3 and Rule 10C-1, respectively, under the Exchange Act. Under the rules of NASDAQ, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

To be considered to be independent for purposes of Rule 10A-3 and under the rules of NASDAQ, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (2) be an affiliated person of the listed company or any of its subsidiaries. To be considered independent for purposes of Rule 10C-1 and under the rules of NASDAQ, the board of directors must affirmatively determine that each member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (1) the source of compensation of such director, including any consulting, advisory, or other compensatory fee paid by the company to such director and (2) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

Our Board of Directors undertook a review of its composition, the composition of its committees, and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his background, employment, and affiliations, including family relationships, our Board of Directors has determined that Drs. Scheller and Gordon and Messrs. Lavigne, McGuire, and Wehner do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of NASDAQ.

In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Related Party Transactions.” There are no family relationships among any of our nominees for director, directors or executive officers.

Lead Independent Director

Our Board of Directors has appointed Louis J. Lavigne, Jr. to serve as our Lead Independent Director. As a general matter, our Board of Directors believes that appointing a Lead Independent Director, when either our Chief Executive Officer serves as Chairman or when our Chairman is not independent, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of our Board of Directors as a whole. As Lead Independent Director, Mr. Lavigne will preside over periodic meetings of our independent directors, serve as a liaison between our Chairperson, Chief Executive Officer, and our independent directors and perform such additional duties as our Board of Directors may otherwise determine and delegate.

Role of the Board in Risk Oversight

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our Board of Directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our Board of Directors is responsible for general oversight of risks and regular review of information regarding our risks, including credit risks, liquidity risks, and operational risks. The compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The audit committee is responsible for overseeing the management of risks relating to accounting matters and financial reporting and potential conflicts of interest. The corporate governance and nominating committee is responsible for overseeing the management of risks associated with the independence of our Board of Directors. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire Board of Directors is regularly informed through discussions from committee members about such risks.

Our Board of Directors believes that open communication between management and our Board of Directors is essential for effective risk management and oversight. Our Board of Directors meets with our Chief Executive Officer and other members of the senior management team at the meetings of our Board of Directors, where, among other topics, they discuss strategy and risks facing the company, as well at such other times as they deemed appropriate. Our Board of Directors believes its administration of its risk oversight function has not negatively affected the Board of Directors’ leadership structure.

Executive Sessions of Independent Directors

In order to promote open discussion among independent directors, our Board of Directors has a policy of conducting executive sessions of independent directors on a periodic basis, and typically has such a session after each regularly scheduled board meeting. The Lead Independent Director of our Board of Directors is the presiding director over these executive sessions.

Board Meetings and Committees

During the fiscal year ended December 31, 2018, our Board of Directors held four meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our Board of Directors on which he or she served during the periods that he or she served. The board also acted by unanimous written consent eight times during the fiscal year ended December 31, 2018. Although we do not have a formal policy regarding attendance by members of our Board of Directors at annual meetings of stockholders, we encourage our directors to attend.

Our Board of Directors has established an audit committee, a compensation committee, and a corporate governance and nominating committee, each of which has the composition and the responsibilities described below.

Audit Committee

The members of our audit committee are Dr. Gordon and Messrs. Lavigne and Wehner. Mr. Lavigne is the chairperson of our audit committee. Messrs. Lavigne and Wehner are our audit committee financial experts, as that term is defined under the SEC rules implementing Section 407 of SOX, and each possess financial sophistication, as defined under the rules of NASDAQ. Our audit committee oversees our corporate accounting and financial reporting process and assists our Board of Directors in monitoring our financial systems. The Company’s management is responsible for preparing the Corporation’s financial statements, and the independent auditor is responsible for auditing and reviewing those financial statements. The Committee is responsible for assisting the Board in overseeing the conduct of these activities by management and the independent auditor. Our audit committee responsibilities also include, among other things:

•	selecting and hiring the independent registered public accounting firm to audit our financial statements;

•

helping to ensure and evaluate the independence, qualifications and performance of the independent registered public accounting firm, including review and evaluation of the lead partner of the independent auditor;

•	approving audit and non-audit services and fees;

•

reviewing financial statements and discuss with management and the independent registered public accounting firm our annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews and the reports and certifications regarding internal controls over financial reporting and disclosure controls;

•	preparing the audit committee report that the SEC requires to be included in our annual proxy statement;

•	reviewing reports and communications from the independent registered public accounting firm;

•	reviewing the adequacy and effectiveness of our internal controls and disclosure controls and procedure;

•	reviewing our policies on risk assessment and risk management;

•	reviewing and monitoring conflicts of interest situations, and approve or prohibit any involvement in matters that may involve a conflict of interest or taking of a corporate opportunity;

•	reviewing related party transactions; and

•

establishing and overseeing procedures for the receipt, retention, and treatment of accounting related complaints and the confidential submission by our employees of concerns regarding questionable accounting or auditing matters.

Our audit committee operates under a written charter, which satisfies the applicable rules of the SEC and the listing standards of NASDAQ. A copy of the charter of our audit committee is available on our website at https://investors.alector.com. During the fiscal year ended December 31, 2018, our audit committee held three meetings.

Compensation Committee

The members of our compensation committee are Dr. Scheller and Messrs. Lavigne and McGuire. Dr. Scheller is the chairperson of our compensation committee. Our compensation committee oversees our compensation policies, plans, and benefits programs. The compensation committee responsibilities also include, among other things:

•	overseeing our overall compensation philosophy and compensation policies, plans, and benefit programs;

•	reviewing and approving or recommending to the Board of Directors for approval compensation for our executive officers and directors;

•	preparing the compensation committee report that the SEC requires to be included in our annual proxy statement; and

•	administering our equity compensation plans.

Our compensation committee operates under a written charter, which satisfies the applicable rules of the SEC and the listing standards of NASDAQ. A copy of the charter of our compensation committee is available on our website at https://investors.alector.com. During the fiscal year ended December 31, 2018, our compensation committee held four meetings.

Corporate Governance and Nominating Committee

The members of our corporate governance and nominating committee are Drs. Gordon and Scheller. Dr. Gordon is the chairperson of our corporate governance and nominating committee. Our corporate governance and nominating committee oversees and assists our Board of Directors in reviewing and recommending nominees for election as directors. The responsibilities of our corporate governance and nominating committee include, among other things:

•	identifying, evaluating, and making recommendations to our Board of Directors regarding nominees for election to our Board of Directors and its committees;

•	considering and making recommendations to our Board of Directors regarding the composition of our Board of Directors and its committees;

•	reviewing developments in corporate governance practices;

•	evaluating the adequacy of our corporate governance practices and reporting; and

•	evaluating the performance of our Board of Directors and of individual directors.

Our corporate governance and nominating committee operates under a written charter, which satisfies the applicable rules of the SEC and the listing standards of NASDAQ. A copy of the charter of our corporate governance and nominating committee is available on our website at https://investors.alector.com. The corporate governance and nominating committee was established in February 2019 in connection with our initial public offering of shares of common stock. As such, during the fiscal year ended December 31, 2018, our corporate governance and nominating committee did not meet.

Compensation Committee Interlocks and Inside Participation

None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors, or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our Board of Directors or compensation committee.

Considerations in Evaluating Director Nominees

Our corporate governance and nominating committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our corporate governance and nominating committee considers the current size and composition of our Board of Directors and the needs of our Board of Directors and the respective committees of our Board of Directors. Some of the qualifications that our corporate governance and nominating committee considers include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. Nominees must also have the ability to offer advice and guidance to management and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of our corporate governance and nominating committee to perform all board of director and committee responsibilities. Members of our Board of Directors are expected to prepare for, attend, and participate in all Board of Director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our corporate governance and nominating committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

Although our Board of Directors does not maintain a specific policy with respect to board diversity, our Board of Directors believes that our Board of Directors should be a diverse body, and our corporate governance and nominating committee may consider such factors as differences in professional background, education, skill, and other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on our Board of Directors. In making determinations regarding nominations of directors, our corporate governance and nominating committee may take into account the benefits of diverse viewpoints. Our corporate governance and nominating committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, our corporate governance and nominating committee recommends to our full Board of Directors the director nominees for selection.

Stockholder Recommendations for Nominations to the Board of Directors

Our corporate governance and nominating committee considers director candidates recommended by stockholders holding at least 1% of the fully diluted capitalization of our company continuously for at least 12 months prior to the date of the submission of the recommendation, so long as such recommendations comply with our amended and restated certificate of incorporation and bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. Our corporate governance and nominating committee evaluates such recommendations in accordance with its charter, our bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. Eligible stockholders wishing to recommend a candidate for nomination should contact our Secretary in writing. Such recommendations must include information about the candidate and any relationships between the candidate and our company, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our common stock and a signed letter from the candidate confirming willingness to serve on our Board of Directors. Our corporate governance and nominating committee has discretion to decide which individuals to recommend for nomination as directors. Under our bylaws, stockholders may also nominate persons for our Board of Directors. Any nomination must comply with the requirements set forth in our bylaws and should be sent in writing to our Secretary at Alector, Inc. Prior to May 1, 2019, our mailing address is 151 Oyster Point Boulevard, Suite 300, South San Francisco, California 94080. On or after May 1, 2019, our mailing address will be 131 Oyster Point Boulevard, Suite 600, South San Francisco, California 94080. To be timely for our 2020 annual meeting of stockholders, our Secretary must receive the nomination no earlier than May 10, 2020 and no later than June 9, 2020.

Communications with the Board of Directors

Interested parties wishing to communicate with our Board of Directors or with an individual member or members of our Board of Directors may do so by writing to our Board of Directors or to the particular member or members of our Board of Directors, and mailing the correspondence to our Vice President of Legal at Alector, Inc. Prior to May 1, 2019, our mailing address is 151 Oyster Point Boulevard, Suite 300, South San Francisco, California 94080. On or after May 1, 2019, our mailing address will be 131 Oyster Point Boulevard, Suite 600, South San Francisco, California 94080. Our Vice President of Legal, in consultation with appropriate members of our Board of Directors as necessary, will review all incoming communications and, if appropriate, such communications will be forwarded to the appropriate member or members of our Board of Directors, or if none is specified, to the Chair of our Board of Directors.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our Board of Directors has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on the Corporate Governance portion of our website at https://investors.alector.com. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.

Director Compensation

Directors who are also our employees receive no additional compensation for their service as directors. Dr. Rosenthal was our only employee director during 2018. See the section titled “Executive Compensation” for additional information about Dr. Rosenthal’s compensation.

The following table presents the total compensation each of our non-employee directors received during the year ended December 31, 2018. Other than as set forth in the table, we did not pay any compensation, make any equity awards or non-equity awards to or pay any other compensation to any of our non-employee directors in 2018.

	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Tillman Gerngross, Ph.D.(2)	—	25,000	25,000
Christine Brennan, Ph.D. (3)	—	—	—
Louis J. Lavigne, Jr.(4)	501,900	—	501,900
Carl Gordon, Ph.D., C.F.A.	—	—	—
Terry McGuire	—	—	—
Richard Scheller, Ph.D.(5)	583,221	—	583,221
David Wehner(6)	500,630	—	500,630

(1)

The amounts disclosed represent the aggregate grant date fair value of the award as calculated in accordance with ASC 718. The assumptions used in calculating the grant date fair value of the award disclosed in this column are set forth in the notes to our audited financial statements included in our annual report on Form 10-K filed on or about March 26, 2019. These amounts do not correspond to the actual value that may be recognized by the directors upon vesting of the applicable awards.

(2)

We paid Dr. Gerngross $25,000 in consulting fees in 2018. As of December 31, 2018, Dr. Gerngross held 70,208 restricted shares of our common stock. One-fourth of the total number of shares subject to the restricted stock grant vested on the one year anniversary of July 15, 2015, and an additional 1/48th of the total number of shares subject to the restricted stock grant vested, and continue to vest, on the same day of each month thereafter, subject to Dr. Gerngross’ continued status as a service provider through each such vesting date.

(3)	Dr. Brennan resigned as a member of our board of directors effective immediately prior to the effectiveness of our initial public offering on February 6, 2019.
(4)

As of December 31, 2018, Mr. Lavigne held an option to purchase 70,000 shares of our common stock. One-fourth of the total number of shares subject to the option grant vest on the one year anniversary of October 25, 2018, and an additional 1/48th of the total number of shares subject to the option grant vest on the same day of each month thereafter, subject to Mr. Lavigne’s continued status as a service provider through each such vesting date.

(5)

As of December 31, 2018, Dr. Scheller held an option to purchase 70,000 shares of our common stock. One-fourth of the total number of shares subject to the option grant vest on the one year anniversary of

October 22, 2018, and an additional 1/48th of the total number of shares subject to the option grant vest on the same day of each month thereafter, subject to Dr. Scheller’s continued status as a service provider through each such vesting date. As of December 31, 2018, Dr. Scheller held an option to purchase 11,834 shares of our common stock. The shares subject to this option vest one forty-eighth per month beginning on the one month anniversary of October 22, 2018, subject to Dr. Scheller’s continued status as a service provider on each such vesting date. As of December 31, 2018, Dr. Scheller held 19,981 restricted shares of our common stock. One-fourth of the total number of shares subject to the restricted stock grant vested on the one year anniversary of July 31, 2015, and an additional 1/48th of the total number of shares subject to the restricted stock grant vested, and continued to vest, on the same day of each month thereafter, subject to Dr. Scheller’s continued status as a service provider through each such vesting date.
(6)

As of December 31, 2018, Mr. Wehner held an option to purchase 70,000 shares of our common stock. One-fourth of the total number of shares subject to the option grant vest on the one year anniversary of October 9, 2018, and an additional 1/48th of the total number of shares subject to the option grant vest on the same day of each month thereafter, subject to Mr. Wehner’s continued status as a service provider through each such vesting date.

Non-Employee Director Compensation Policy

Our Board of Directors has adopted our Outside Director Compensation Policy. Our Outside Director Compensation Policy provides that all non-employee directors are entitled to receive the following cash compensation for their services:

•	$35,000 retainer per year for each non-employee director;

•	$20,000 retainer per year for service as non-executive chairman of the Board of Directors;

•	$20,000 retainer per year for service as lead non-employee director;

•	$15,000 retainer per year for the chairman of the audit committee or $7,500 retainer per year for each other member of the audit committee;

•	$10,000 retainer per year for the chairman of the compensation committee or $5,000 retainer per year for each other member of the compensation committee; and

•	$8,000 retainer per year for the chairman of the nominating and corporate governance committee or $4,000 retainer per year for each other member of the nominating and corporate governance committee.

Each non-employee director who serves as the chair of a committee receives only the additional annual fee as the chair of the committee and does not receive the additional annual fee as a member of the committee. All cash payments to non-employee directors are paid quarterly in arrears on a prorated basis.

In addition to the cash compensation structure described above, our Outside Director Compensation Policy provides the following equity incentive compensation program for non-employee directors. Each non-employee director who first joins us (other than a director who becomes a non-employee director as a result of terminating employment with us) automatically will be granted on the first trading date on or after his or her start date as a non-employee director a one-time, initial option covering 40,000 shares of our common stock. Further, on the date of each of our annual stockholder meetings, each non-employee director who is continuing as a director following our annual stockholder meeting automatically will be granted an annual option covering 20,000 shares of our common stock.

Each initial option will vest as to 1/4th of the underlying shares on the one-year anniversary of the date the director’s service as a non-employee director started and as to 1/48th of the underlying shares each following month, subject to continued service through each relevant vesting date. Each annual option will vest as to 1/12th of the underlying shares each month after the award’s grant date and will vest in full on the earlier of the

12-month anniversary of the date of grant or on the date of our annual stockholder meetings following the date the annual option is granted, subject to continued service through each relevant vesting date. In the event of a change in control of our company, all equity awards granted to a non-employee director (including those granted pursuant to our Outside Director Compensation Policy) will fully vest and become immediately exercisable, subject to continued service through such date. Each initial option and annual option will have a term of 10 years and will have an exercise price per share equal to 100% of the fair market value of a share of our common stock.

In any fiscal year, a non-employee director may be paid, issued, or granted cash compensation and equity awards with a total value of no greater than $750,000 (increased to $1,000,000 in the fiscal year of his or her initial service as an outside director) with the value of an equity award based on its grant date fair value for purposes of this limit (annual director limit). Equity awards or cash compensation granted to a non-employee director for his or her service as an employee or consultant (other than a non-employee director) does not count toward the annual director limit.

Our Outside Director Compensation Policy also provides for the reimbursement of our non-employee directors for reasonable, customary and documented travel expenses to attend meetings of our Board of Directors and committees of our Board of Directors.

Compensation for our non-employee directors is not limited to the equity awards and payments set forth in our Outside Director Compensation Policy. Our non-employee directors remain eligible to receive equity awards and cash or other compensation outside of the Outside Director Compensation Policy, as may be provided from time to time at the discretion of our Board of Directors.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

Our Board of Directors is currently comprised of seven members. In accordance with our amended and restated certificate of incorporation, our Board of Directors is divided into three staggered classes of directors. At the Annual Meeting, two Class I directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our Board of Directors may have the effect of delaying or preventing changes in control of our company.

Nominees

Our Nominating and Corporate Governance Committee has recommended, and our Board of Directors has approved, Arnon Rosenthal, Ph.D. and David Wehner as nominees for election as Class I directors at the Annual Meeting. If elected, Dr. Rosenthal and Mr. Wehner will serve as Class I directors until our 2022 annual meeting of stockholders and until their successors are duly elected and qualified. Each of the nominees is currently a director of our company. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Dr. Rosenthal and Mr. Wehner. We expect that each of Dr. Rosenthal and Mr. Wehner will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our Board of Directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.

Vote Required

The election of directors requires a plurality vote of the shares of our common stock present (including by proxy) at the Annual Meeting and entitled to vote thereon to be approved. Broker non-votes will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Ernst & Young LLP (“Ernst & Young”), an independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2019. During the fiscal year ended December 31, 2018, Ernst & Young served as our independent registered public accounting firm. Ernst & Young LLP has served as our independent registered public accounting firm since 2017.

Notwithstanding the appointment of Ernst & Young and even if our stockholders ratify the appointment, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the fiscal year if our Audit Committee believes that such a change would be in the best interests of our company and our stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of Ernst & Young as our independent registered public accounting firm for the fiscal year ending December 31, 2019. Our Audit Committee is submitting the appointment of Ernst & Young to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of Ernst & Young will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.

If our stockholders do not ratify the appointment of Ernst & Young, our Board of Directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our company by Ernst & Young for the fiscal years ended December 31, 2017 and 2018.

	2018	2017
Audit Fees (1)	$1,144,164	$80,000
Audit-Related Fees (2)	—	12,700
Tax Fees (3)	—	210,840
All Other Fees (4)	2,000	—
	$1,146,164	$303,540

(1)

Audit Fees consist of fees billed for professional services performed by Ernst & Young LLP for the audit of our annual consolidated financial statements, the review of interim financial statements, and related services that are normally provided in connection with registration statements, including the registration statement for our initial public offering. Included in the 2018 Audit Fees is $749,180 of fees billed in connection with our initial public offering.

(2)

Audit-Related Fees include fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements.

(3)	Tax Fees consist of fees for professional services, including tax consulting and compliance performed by Ernst & Young LLP.
(4)	All Other Fees consists of fees paid to Ernst & Young LLP for access to its proprietary accounting research database.

Auditor Independence

In the fiscal year ended December 31, 2018, there were no other professional services provided by Ernst & Young, other than those listed above, that would have required our Audit Committee to consider their compatibility with maintaining the independence of Ernst & Young.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our Audit Committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our Audit Committee is required to pre-approve all audit and permissible non-audit services, other than de minimis non-audit services, performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All fees paid to Ernst & Young for the fiscal years ended December 31, 2017 and 2018 were pre-approved by our Audit Committee.

Vote Required

The ratification of the appointment of Ernst & Young as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of our common stock present (including by proxy) at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote “AGAINST” the proposal and broker non-votes will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

AUDIT COMMITTEE REPORT

The information contained in the following Audit Committee Report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Alector, Inc. (the “Company”) specifically incorporates it by reference in such filing.

The audit committee serves as the representative of our board of directors with respect to its oversight of:

•	the independent registered public accounting firm’s selection and hiring, independence, qualifications, performance, and fees;

•	our accounting and financial reporting processes and the audit of our financial statements;

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements; and

•	reviewing our policies for risk assessment and risk management, and reviewing and monitoring conflicts of interest situations.

The audit committee reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2018 with management and Ernst & Young LLP, the Company’s independent registered public accounting firm. The audit committee has discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (“PCAOB”).

The audit committee is composed of three non-employee directors. Our board of directors has determined that each member of the audit committee is independent and that Mssrs. Lavigne and Wehner each qualify as an “audit committee financial expert” under the SEC rules.

The audit committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the audit committee concerning independence and has discussed with Ernst & Young LLP its independence. In addition, the audit committee has discussed with Ernst & Young LLP its independence from management and the Company, including matters in the letter from Ernst & Young LLP required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of any non-audit services with Ernst & Young LLP’s independence.

Based on the review and discussions referred to above, the audit committee recommended to our Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the Securities and Exchange Commission. The audit committee also has selected Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2019. Our Board of Directors recommends that stockholders ratify this selection at the Annual Meeting.

Respectfully submitted by the members of the audit committee of the Board of Directors:

Louis J. Lavigne, Jr. (Chairperson)

Carl Gordon, Ph.D., C.F.A

David Wehner

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of March 1, 2019. Our executive officers are appointed by, and serve at the discretion of, our Board of Directors. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Arnon Rosenthal, Ph.D.	63	Co-Founder and Chief Executive Officer
Robert Paul, M.D., Ph.D.	51	Chief Medical Officer
Robert King, Ph.D.	55	Chief Development Officer
Sabah Oney, Ph.D.	36	Chief Business Officer
Calvin Yu	43	Vice President, Finance

Arnon Rosenthal. For a biography of Dr. Rosenthal, please see the section titled “Board of Directors and Corporate Governance.”

Robert Paul, M.D., Ph.D., Chief Medical Officer. Dr. Paul has served as our Chief Medical Officer since October 2016. Dr. Paul joined Alector from Genentech, Inc., where he held various roles of increasing responsibility between 2009 and 2016, including as Assistant Group Medical Director and TA Head Neuroscience Early Clinical Development gRED from October 2015 to October 2016, as Senior Medical Director from October 2013 to September 2015, as Medical Director from September 2011 to October 2013, and as Associate Medical Director from January 2009 to September 2011. From May 2002 to December 2008, Dr. Paul served as a Neurologist at the University of Munich. Dr. Paul is a board certified neurologist in Germany. He received a M.D. and a Ph.D. from Ludwig-Maximilians Universität München.

Robert King, Ph.D., Chief Development Officer. Dr. King has served as our Chief Development Officer since January 2017. Dr. King joined Alector from SciClone Pharmaceuticals, Inc. (acquired by a consortium led by GL Capital Partners, LLC), a biotechnology company, where he served as Senior Vice President of Product Development and Supply Chain from June 2011 to January 2017. Prior to SciClone Pharmaceuticals, Dr. King served as VP of Product Development and Manufacturing at Bayhill Therapeutics, Inc., a biotechnology company from 2006 to 2011. Dr. King served as VP Product Development and Manufacturing at Rinat Neuroscience Corp. (acquired by Pfizer), a biotechnology company, from 2003 to 2006. Dr. King served in positions of increasing responsibility at COR Therapeutics, Inc. (acquired by Millennium Pharmaceuticals, Inc. in 2002) from 1993 to 2003. From 1991 to 1993, Dr. King served as a Scientist in the Purification and Pharmaceutical Sciences groups at California Biotechnology/Scios. From 1988 to 1991, Dr. King was a Scientist at Molecular Devices Corporation. Dr. King received a Ph.D. in Chemical Engineering from the University of California, Berkeley, and a B.S. in Chemical Engineering from the University of Washington.

Sabah Oney, Ph.D., Chief Business Officer. Dr. Oney joined Alector in October 2016. He has served as our Chief Business Officer since January 2018 and previously as our Vice President of Business Development and Operations since October 2016. From January 2016 until October 2016, Dr. Oney served as a consultant to a number of biotechnology companies. Dr. Oney previously served as Head of Global Sales and Business Development at Ariosa Diagnostics, Inc. (now a member of Roche Holding AG), a biotechnology company, from October 2015 to January 2016, and as Director of Business Development from September 2012 to October 2015. Dr. Oney received a Ph.D. in Genetics and Genomics from Duke University, an M.B.A. from Stanford University Graduate School of Business, and a B.S. in Genetics from the University of Kansas.

Calvin Yu, Vice President, Finance. Mr. Yu has led our Finance team since June 2017. Mr. Yu joined Alector from Stemcentrx, Inc. (acquired by AbbVie), a biotechnology company, where he served as Corporate Controller from February 2016 to June 2017. Prior to Stemcentrx, Mr. Yu held several senior level finance roles at publicly traded biotechnology companies, including Senior Director of Finance and SEC Reporting at Adverum Biotechnologies, Inc. from September 2014 to February 2016, and Controller at Five Prime Therapeutics, Inc. from March 2010 to September 2014. Mr. Yu received his B.S. in Accounting from San Francisco State University, College of Business.

EXECUTIVE COMPENSATION

Processes and Procedures for Compensation Decisions

Our compensation committee is responsible for the executive compensation programs for our executive officers and reports to our Board of Directors on its discussions, decisions and other actions. Typically, our Chief Executive Officer makes recommendations to our compensation committee, often attends committee meetings and is involved in the determination of compensation for the respective executive officers who report to him, except that our Chief Executive Officer does not make recommendations as to his own compensation. Our Chief Executive Officer makes recommendations to our compensation committee regarding short- and long-term compensation for all executive officers (other than himself) based on our results, an individual executive officer’s contribution toward these results and performance toward individual goal achievement. Our compensation committee then reviews the recommendations and other data. Prior to the effectiveness of our initial public offering, our compensation committee then made recommendations to our Board of Directors with respect to each executive officer, including our Chief Executive Officer, as well as with respect to each individual compensation component. Beginning with the effectiveness of our initial public offering, our compensation committee makes decisions as to total compensation for each executive officer, although it may instead, in its discretion, make recommendations to our Board of Directors regarding executive compensation.

Our compensation committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the establishment of our compensation programs and related policies. In 2018, our compensation committee retained Radford, an independent compensation consultant, to provide it with information, recommendations and other advice relating to executive compensation on an ongoing basis. Accordingly, Radford now serves at the discretion of our compensation committee. Our compensation committee engaged Radford to assist in developing an appropriate group of peer companies to help us determine the appropriate level of overall compensation for our executive officers, as well as assess each separate element of compensation, with a goal of ensuring that the compensation we offer to our executive officers is competitive and fair.

Our named executive officers for the year ended December 31, 2018, which consist of our principal executive officer and the next two most highly compensated executive officers, are:

•	Arnon Rosenthal, Ph.D., our Co-Founder and Chief Executive Officer;

•	Robert Paul, M.D., Ph.D., our Chief Medical Officer; and

•	Robert King, Ph.D., our Chief Development Officer.

Summary Compensation Table

The following table sets forth information regarding the compensation of our named executive officers for the year ended December 31, 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Arnon Rosenthal, Ph.D.	2018	$396,764	$237,540	(2)	—	$4,816,115	$3,564	(3)	$5,453,983
Co-Founder and Chief Executive Officer	2017	$370,001	$140,600	(4)	$2,881,057	—	$3,564	(3)	$3,395,222
Robert King, Ph.D.	2018	$352,297	$147,800	(2)	—	$1,570,355	$2,323	(3)	$2,072,775
Chief Development Officer	2017	$316,898	$103,700	(4)	$1,309,005	—	$1,180	(3)	$1,730,783
Robert Paul, M.D., Ph.D.	2018	$326,367	$180,670	(2)(5)	—	$2,707,815	$1,243	(3)	$3,216,095
Chief Medical Officer

(1)

The amounts disclosed represent the aggregate grant date fair value of the award as calculated in accordance with ASC 718. The assumptions used in calculating the grant date fair value of the award disclosed in this column are set forth in the notes to our audited financial statements included in our annual report on Form 10-K filed on or about March 26, 2019. These amounts do not correspond to the actual value that may be recognized by the named executive officers upon vesting of the applicable awards.

(2)	The amounts reported represent a bonus earned upon the achievement of company objectives for the fiscal year ended December 31, 2018, which is expected to be paid in March 2019.
(3)	The amounts reported include life insurance premiums paid by us on behalf of our named executive officers.
(4)	The amounts reported represent a bonus based upon the achievement of company objectives for the year ended December 31, 2017, which was paid in March 2018.
(5)	The amount included in the “Bonus” column includes a portion of a signing bonus earned and paid in 2018 to Dr. Paul in the aggregate amount of $43,750.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards held by each of our named executive officers as of December 31, 2018:

			Option Awards						Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($) (1)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($) (2)
Arnon Rosenthal, Ph.D.	04/10/2015	(3)							12,370	(4)	125,432
	07/17/2015	(3)							30,716	(5)	311,461
	08/09/2017	(3)							195,905	(6)	1,986,477
	08/09/2017	(7)							121,655	(8)	1,233,582
	07/02/2018	(9)	52,083	(10)	447,917	(10)	$8.16	07/02/2028			—
	11/06/2018	(9)			275,000	(11)	$10.14	11/06/2028			—
Robert King, Ph.D.	01/26/2017	(3)							279,853	(12)	2,837,710
	07/02/2018	(9)	15,625	(13)	134,375	(13)	$8.16	07/02/2028			—
	11/06/2018	(9)			100,000	(14)	$10.14	11/06/2028			—
Robert Paul, M.D., Ph.D.	11/04/2016	(3)							131,123	(15)	1,329,588
	08/09/2017	(3)							31,761	(16)	322,057
	07/02/2018	(9)	36,458	(17)	313,542	(17)	$8.16	07/02/2028			—
	11/06/2018	(9)			100,000	(18)	$10.14	11/06/2028			—

(1)	This column represents the fair market value of a share of our common stock on the date of grant, as determined by our Board of Directors or its authorized committee.
(2)

Because our common stock was not traded on a public market on December 31, 2018, the market value has been calculated based on an estimated fair market value of $10.14 per share as of December 31, 2018.

(3)	This restricted stock grant of our common stock was granted pursuant to our 2017 Plan.
(4)

One-fourth of the total number of shares subject to the restricted stock grant vested on January 15, 2016, and an additional 1/16th of the total number of shares subject to the restricted stock grant vested, and continued to vest, quarterly thereafter, subject to Dr. Rosenthal’s continued status as a service provider through each such vesting date.

(5)

One-fourth of the total number of shares subject to the restricted stock grant vested on July 17, 2016, and an additional 1/48th of the total number of shares subject to the restricted stock grant vested, and continued to vest, on the same day of each month thereafter, subject to Dr. Rosenthal’s continued status as a service provider through each such vesting date.

(6)

The shares subject to the restricted stock grant vested, and continue to vest, 1/48th per month beginning on the one month anniversary of August 1, 2017, subject to Dr. Rosenthal’s continued status as a service provider on each such vesting date.

(7)

This restricted stock grant of our common stock was granted outside of the 2017 Plan, but is subject to the terms of the 2017 Plan as if the grant was made under the 2017 Plan (except with respect to the forfeiture of unvested shares).

(8)

The shares subject to the restricted stock grant vested, and continue to vest, 1/48th per month beginning on the one month anniversary of August 1, 2017, subject to Dr. Rosenthal’s continued status as a service provider on each such vesting date.

(9)	This option to purchase shares of our common stock was granted pursuant to our 2017 Plan.
(10)

The shares subject to this option vested, and continue to vest, 1/48th per month beginning on the one month anniversary of July 2, 2018, subject to Dr. Rosenthal’s continued status as a service provider on each such vesting date.

(11)

One-fourth of the total number of shares subject to the option grant vest on the one year anniversary of November 1, 2018, and an additional 1/48th of the total number of shares subject to the option grant continue to vest, on the same day of each month thereafter, subject to Dr. Rosenthal’s continued status as a service provider through each such vesting date.

(12)

One-fourth of the total number of shares subject to the restricted stock grant vested on January 26, 2018, and an additional 1/48th of the total number of shares subject to the restricted stock grant vested, and continued to vest, on the same day of each month thereafter, subject to Dr. King’s continued status as a service provider through each such vesting date.

(13)

The shares subject to this option vested, and continue to vest, 1/48th per month beginning on the one month anniversary of July 2, 2018, subject to Dr. King’s continued status as a service provider on each such vesting date.

(14)

One-fourth of the total number of shares subject to the option grant vest on the one year anniversary of November 1, 2018, and an additional 1/48th of the total number of shares subject to the option grant continue to vest, on the same day of each month thereafter, subject to Dr. King’s continued status as a service provider through each such vesting date.

(15)

One-fourth of the total number of shares subject to the restricted stock grant vested on October 3, 2017, and an additional 1/48th of the total number of shares subject to the restricted stock grant vested, and continued to vest, on the same day of each month thereafter, subject to Dr. Paul’s continued status as a service provider through each such vesting date.

(16)

The shares subject to the restricted stock grant vested, and continue to vest, 1/48th per month beginning on the one month anniversary of August 1, 2017, subject to Dr. Paul’s continued status as a service provider through each such vesting date.

(17)

The shares subject to this option vested, and continue to vest, 1/48th per month beginning on the one month anniversary of July 2, 2018, subject to Dr. Paul’s continued status as a service provider on each such vesting date.

(18)

One-fourth of the total number of shares subject to the option grant vest on the one year anniversary of November 1, 2018, and an additional 1/48th of the total number of shares subject to the option grant continue to vest, on the same day of each month thereafter, subject to Dr. Paul’s continued status as a service provider through each such vesting date.

Employment Arrangements with Our Named Executive Officers

Dr. Arnon Rosenthal

We entered into a confirmatory employment letter with Arnon Rosenthal, our Co-Founder and Chief Executive Officer. The comconfirmatory employment letter has no specific term and provides that Dr. Rosenthal is an at-will employee. In March 2019, Dr. Rosenthal’s annual base salary was increased to $525,000 and his annual target cash incentive payment was set at 50% of his annual base salary.

Dr. Robert King

We entered into a confirmatory employment letter with Robert King, our Chief Development Officer. The confirmatory employment letter has no specific term and provides that Dr. King is an at-will employee. In March 2019, Dr. Rosenthal’s annual base salary was increased to $362,500 and his annual target cash incentive payment was set at 40% of his annual base salary.

Dr. Robert Paul

We entered into a confirmatory employment letter with Robert Paul, our Chief Medical Officer. The confirmatory employment letter has specific term and provides that Dr. Paul is an at-will employee. In March 2019, Dr. Paul’s annual base salary was increased to $392,100 and his annual target cash incentive payment was set at 40% of his annual base salary.

Executive Change in Control and Severance Agreements

In November 2018, our Board of Directors approved a change in control and severance agreement for each of our named executive officers, which agreement would provide for certain severance and change in control benefits as described below. Each change in control and severance agreement supersedes any prior agreement or arrangement the named executive officer may have had with us that provides for severance and/or change in control payments or benefits.

If a named executive officer’s employment is terminated outside the period beginning on the date of a change in control and ending 12 months following that change in control (the “Change in Control Period”) either (1) by the Company or any of its subsidiaries (the “Company Group”) without “cause” (excluding by reason of death or disability) or (2) by the named executive officer for “good reason” (as such terms are defined in the named executive officer’s change in control and severance agreement), the named executive officer will receive the following benefits if he or she timely signs and does not revoke a release of claims in our favor:

•

a lump-sum payment equal to 9 months (or 12 months in the case of Dr. Rosenthal) of the named executive officer’s annual base salary as in effect immediately prior to such termination (or if such termination is due to a resignation for good reason based on a material reduction in base salary, then as in effect immediately prior to the reduction); and

•

payment of premiums for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA), for the named executive officer and the named executive officer’s eligible dependents, if any, for up to 9 months (or 12 months in the case of Dr. Rosenthal), or taxable monthly payments for the equivalent period in the event payment of the COBRA premiums would violate or be subject to an excise tax under applicable law.

If, within the Change in Control Period, the named executive officer’s employment is terminated either (1) by the Company (or any of its subsidiaries) without cause (excluding by reason of death or disability) or (2) by the named executive officer for good reason, the named executive officer will receive the following benefits if the named executive officer timely signs and does not revoke a release of claims in our favor:

•

a lump-sum payment equal to 12 months (or 18 months in the case of Dr. Rosenthal) of the named executive officer’s annual base salary as in effect immediately prior to such termination (or if such termination is due to a resignation for good reason based on a material reduction in base salary, then as in effect immediately prior to the reduction) or if greater, at the level in effect immediately prior to the change in control);

•	a lump-sum payment equal to 100% (or 150% in the case of Dr. Rosenthal) of the named executive officer’s target annual bonus as in effect for the fiscal year in which such termination occurs;

•

payment of premiums for coverage under COBRA for the named executive officer and the named executive officer’s eligible dependents, if any, for up to 12 months (or 18 months in the case of Dr. Rosenthal), or taxable monthly payments for the equivalent period in the event payment of the COBRA premiums would violate or be subject to an excise tax under applicable law; and

•

100% accelerated vesting and exercisability of all outstanding equity awards and, in the case of an equity award with performance-based vesting, unless otherwise specified all performance goals and other vesting criteria generally will be deemed achieved at 100% of target levels.

If any of the amounts provided for under these change in control and severance agreements or otherwise payable to our named executive officers would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax, the named executive officer would be entitled to receive either full payment of benefits under his or her change in control or severance agreement or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the named executive officer. The change in control and severance agreements do not require us to provide any tax gross-up payments.

Under each named executive officer’s change in control and severance agreement, the following definitions are used:

•	“Cause” means:

•

the named executive officer’s dishonest statements or acts with respect to any Company Group member, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business;

•	the named executive officer’s commission of (1) a felony or (2) any misdemeanor involving moral turpitude, deceit, dishonesty, or fraud;

•

the named executive officer’s failure to perform his assigned duties and responsibilities to the reasonable satisfaction of the applicable Company Group member, which failure continues, in the reasonable judgment of the Company Group member, after written notice given to him by the Company Group member;

•	the named executive officer’s gross negligence, willful misconduct or insubordination with respect to any Company Group member; or

•

the named executive officer’s material violation of any provision of any agreement(s) between him and any Company Group member relating to non-competition, non-solicitation, non-disclosure, and/or assignment of inventions (such as the at-will employment, confidential information, invention assignment, and arbitration agreement with the named executive officer or any written Company Group policy or procedure to which the named executive officer is subject).

•	“Good Reason” means that the named executive officer resigns from a Company Group member if one of the following events occurs without his consent:

•

a material reduction of his duties, authorities, or responsibilities relative to his duties, authorities, or responsibilities in effect immediately prior to the reduction, provided that (1) any change that results in Dr. Rosenthal not serving as the chief executive officer of, or reporting directly to the board of directors of, the parent corporation in a group of controlled corporations including the Company or its assets (Parent) following a change in control (other than as the result of his voluntary resignation not at the request of the successor or the Parent) will be deemed to constitute a material reduction in his duties, authorities, and responsibilities constituting “Good Reason” and (2) that continued employment of a named executive officer (other than Dr. Rosenthal) following a change in control with substantially the same duties, authorities, or responsibilities with respect to the Company Group’s business and operations will not constitute “Good Reason”;

•

a material diminution in his base salary except for across-the-board salary reductions similarly affecting all or substantially all similarly situated employees of the applicable Company Group member, or

•	a change of more than 50 miles in the geographic location at which he provides services to the applicable Company Group member.

For “Good Reason” to be established, the named executive officer must provide written notice to our Chief Executive Officer (or our Board of Directors in the case of Dr. Rosenthal) and the applicable Company Group member within 90 days immediately following such alleged events, the applicable Company Group member must fail to materially remedy such event within 30 days after receipt of such notice, and the named executive officer’s resignation must be effective not later than 90 days from the occurrence of the alleged triggering event, and must not be effective until after the expiration of the notice and cure periods described above.

Executive Incentive Compensation Plan

Our Board of Directors has adopted our Executive Incentive Compensation Plan (the Incentive Compensation Plan). The Incentive Compensation Plan is administered by a committee appointed by our Board of Directors.

Unless and until our Board of Directors determines otherwise, our compensation committee will be the administrator of the Incentive Compensation Plan. The Incentive Compensation Plan allows our compensation committee to provide cash incentive awards to selected employees, including our named executive officers, determined by our compensation committee, based upon performance goals established by our compensation committee. Our compensation committee, in its sole discretion, establishes a target award for each participant under the Incentive Compensation Plan, which may be expressed as a percentage of the participant’s average annual base salary for the applicable performance period, a fixed dollar amount, or such other amount or based on such other formula as our compensation committee determines to be appropriate.

Under the Incentive Compensation Plan, our compensation committee determines the performance goals applicable to awards, which goals may include, without limitation: attainment of research and development milestones, bookings, business divestitures and acquisitions, cash flow, cash position, contract awards or backlog, customer renewals, customer retention rates from an acquired company, subsidiary, business unit or division, earnings (which may include earnings before interest and taxes, earnings before taxes, and net taxes), earnings per share, expenses, gross margin, growth in stockholder value relative to the moving average of the S&P 500 Index or another index, internal rate of return, market share, net income, net profit, net sales, new product development, new product invention or innovation, number of customers, operating cash flow, operating expenses, operating income, operating margin, overhead or other expense reduction, product defect measures, product release timelines, productivity, profit, retained earnings, return on assets, return on capital, return on equity, return on investment, return on sales, revenue, revenue growth, sales results, sales growth, stock price, time to market, total stockholder return, working capital, and individual objectives such as peer reviews or other subjective or objective criteria. As determined by our compensation committee, the performance goals may be based on GAAP or non-GAAP results and any actual results may be adjusted by our compensation committee for one-time items or unbudgeted or unexpected items and/or payments of actual awards under the Incentive Compensation Plan when determining whether the performance goals have been met. The goals may be on the basis of any factors our compensation committee determines relevant, and may be on an individual, divisional, business unit, segment, or company-wide basis. Any criteria used may be measured on such basis as our compensation committee determines. The performance goals may differ from participant to participant and from award to award. Our compensation committee also may determine that a target award or a portion thereof will not have a performance goal associated with it but instead will be granted (if at all) in the compensation committee’s sole discretion.

Our compensation committee may, in its sole discretion and at any time, increase, reduce or eliminate a participant’s actual award, and/or increase, reduce or eliminate the amount allocated to the bonus pool. The actual award may be below, at or above a participant’s target award, in our compensation committee’s discretion. Our compensation committee may determine the amount of any increase, reduction or elimination on the basis of such factors as it deems relevant, and it will not be required to establish any allocation or weighting with respect to the factors it considers.

Actual awards will generally be paid in cash (or its equivalent) in a single lump sum only after they are earned and approved by our compensation committee. Our compensation committee has the right, in its sole discretion, to settle an actual award with a grant of an equity award under our then-current equity compensation plan, which equity award may have such terms and conditions, including vesting, as our compensation committee determines in its sole discretion. Unless otherwise determined by our compensation committee, to earn an actual award, a participant must be employed by us (or an affiliate of us, as applicable) through the date the actual award is paid. Payment of bonuses occurs as soon as administratively practicable after the end of the applicable performance period, but no later than the dates set forth in the Incentive Compensation Plan.

Our Board of Directors has the authority to amend or terminate the Incentive Compensation Plan provided such action does not alter or impair the existing rights of any participant with respect to any earned actual award without the participant’s consent. The Incentive Compensation Plan remains in effect until terminated in accordance with the terms of the Incentive Compensation Plan.

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 31, 2018. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Restricted Stock Awards and Rights	Weighted Average Exercise Price of Outstanding Options and Rights	Number of Securities Remaining Available for Future Issuances under Equity Compensation Plans (excluding securities in column (a))
	(a)	(b)	(c)
		(in thousands, except per share amount)
Equity compensation plans approved by security holders (1)	8,778,796	$8.94	121,062

(1)

Consists of equity awards outstanding and available for issuance under our 2017 Stock Option and Grant Plan. Restricted stock units and warrants have been excluded for purposes of computing weighted average exercise prices in column (b).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 1, 2019 for:

•	each person, or group of affiliated persons, who beneficially owned more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors and nominees for director; and

•	all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

We have based our calculation of the percentage of beneficial ownership on 68,871,167 shares of our common stock outstanding as of March 1, 2019. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 1, 2019, to be outstanding and to be beneficially owned by the person holding the stock option for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Alector, Inc., 151 Oyster Point Boulevard, Suite 300, South San Francisco, California 94080.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
MRL Ventures Fund LLC(1)	3,545,719	5.2%
Entities affiliated with OrbiMed Private Investments(2)	13,182,329	19.1%
Entities affiliated with Polaris Venture Partners(3)	12,858,194	18.7%
Named Executive Officers and Directors:
Arnon Rosenthal, Ph.D.(4)	6,148,976	8.9%
Robert King, Ph.D.(5)	565,442	* %
Robert Paul, M.D., Ph.D.(6)	399,344	* %
Tillman Gerngross, Ph.D.(7)	2,608,610	3.8%
Carl Gordon, Ph.D.(8)	13,182,329	19.1%
Louis J. Lavigne, Jr.(9)	10,552	* %
Terry McGuire(10)	—	—
Richard Scheller, Ph.D.(11)	21,460	* %
David Wehner(12)	24,621	* %
All current executive officers and directors as a group (11 persons) (13)	23,768,046	34.4%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.
(1)	Based on information set forth in Section 13G filed with the SEC by Merck Sharp & Dohme Corp on February 14, 1029 these shares consists of 3,545,719 shares held of record by MRL Ventures Fund LLC

(MRL). All shares are held directly by MRL, which is a subsidiary of Merck Sharp & Dohme Corp. The address for MRL is 320 Bent Street, Cambridge, Massachusetts 02141.
(2)

Based on information set forth in a Schedule 13D filed with the SEC by OrbiMed Advisors LLC (OrbiMed Advisors) on February 20, 2019 these shares consist of (a) 10,434,976 shares held of record by OrbiMed Private Investments IV-AL, LP (OrbiMed IV-AL), (b) 2,455,853 shares held of record by OrbiMed Private Investments IV-AL (Feeder), LP (OrbiMed IV-AL (Feeder)), (c) 203,200 shares held of record by OrbiMed Partners Master Fund Limited (“OPM”) and (d) 88,300 shares held of record by The Biotech Growth Trust PLC (“BIOG”). OrbiMed Capital GP IV LLC (OrbiMed GP) is the sole general partner of OrbiMed IV-AL and OrbiMed IV-AL (Feeder). OrbiMed Advisors is the managing member of OrbiMed GP. Dr. Carl Gordon is a managing partner at OrbiMed Advisors and is also a member of our board of directors. OrbiMed Advisors exercises investment and voting power through a management committee comprised of Dr. Gordon, Sven H. Borho, and Jonathan T. Silverstein. Each of OrbiMed GP, OrbiMed Advisors, Dr. Gordon, Sven H. Borho, Jonathan T. Silverstein, and Stephen Squin to disclaims beneficial ownership of the shares held by OrbiMed IV-AL and OrbiMed IV-AL (Feeder), except to the extent of its or his pecuniary interest therein, if any. OrbiMed Capital LLC (OrbiMed Capital) is the sole investment advisor of OPM and BIOG. OrbiMed Capital LLC exercises investment and voting power through a management committee comprised of Dr. Gordon, Sven H. Borho, and Jonathan T. Silverstein. Each of OrbiMed Capital, Dr. Gordon, Sven H. Borho, Jonathan T. Silverstein, and Stephen Squinto disclaims beneficial ownership of the shares held by OPM and BIOG, except to the extent of its or his pecuniary interest therein, if any. The address of the individuals and entities listed above is 601 Lexington Avenue, 54th Floor, New York NY 10022.

(3)

Consists of (a) 9,350,877 shares held of record by Polaris Venture Partners VI (AIV), L.P. (PVP VI AIV), (b) 709,917 shares held of record by Polaris Venture Partners Founders’ Fund VI, L.P. (PVPFF VI), (c) 498,468 shares held of record by Polaris Venture Partners VI, L.P. (PVP VI), and (d) 2,298,932 shares held of record by PVP VI (AIV) Feeder Corp. Holding Partnership, L.P. (PVP VI Feeder, and together with PVP VI AIV, PVPFF VI, and PVP VI, the Funds). Polaris Venture Management Co. VI, L.L.C. (PVM) is the general partner of the Funds and may be deemed to have sole power to vote and dispose of the shares held by the Funds. Amir Nashat, Brian Chee, David Barrett, Bryce Youngren, Jon Flint, and Terry McGuire are the managing members of PVM who collectively make voting and investment decisions with respect to the shares held by the Funds. The address of the individuals and entities listed above is One Marina Park Drive, 10th Floor, Boston, Massachusetts 02210.

(4)

Consists of (a) 1,305,226 shares held of record by Dr. Rosenthal, of which 360,646 shares are subject to repurchase by us at the original purchase price as of March 1, 2019, (b) 712,500 shares held of record by Adi Rosenthal 2007 Trust dated March 27, 2007, for which Dr. Rosenthal serves as trustee, of which no shares are subject to repurchase by us at the original purchase price as of March 1, 2019, (c) 712,500 shares held of record by Noam Rosenthal 2007 Trust dated March 27, 2007, for which Dr. Rosenthal serves as trustee, of which no shares are subject to repurchase by us at the original purchase price as of March 1, 2019, (d) 712,500 shares held of record by Shani Rosenthal 2007 Trust dated March 27, 2007, for which Dr. Rosenthal serves as trustee, of which no shares are subject to repurchase by us at the original purchase price as of March 1, 2019, (e) 2,612,500 shares held of record by The Rosenthal Family Revocable Trust Dated November 4, 1994, as restated on June 9, 1999, for which Dr. Rosenthal serves as trustee, of which no shares are subject to repurchase by us at the original purchase price as of March 1, 2019, and (f) 775,000 shares subject to options held by Dr. Rosenthal, of which 93,750 shares are vested and exercisable within 60 days of March 1, 2019.

(5)

Consists of (a) 537,317 shares held of record by Dr. King, of which 257,465 shares are subject to repurchase by us at the original purchase price as of March 1, 2019 and (b) 250,000 shares subject to options held by Dr. King, of which 28,125 shares are vested and exercisable within 60 days of March 1, 2019.

(6)

Consists of (a) 333,719 shares held of record by Dr. Paul, of which 147,988 shares are subject to repurchase by us at the original purchase price as of March 1, 2019 and (b) 450,000 shares subject to options held by Dr. Paul, of which 65,625 shares are vested and exercisable within 60 days of March 1, 2019.

(7)	Consists of 2,608,610 shares held of record by Dr. Gerngross, of which 7,314 shares are subject to repurchase by us at the original purchase price as of March 1, 2019.
(8)

Consists of the shares described in footnote (2) above. Dr. Gordon is a managing partner at OrbiMed Advisors and shares voting and investment control with respect to these shares. Dr. Gordon disclaims beneficial ownership of all shares held by OrbiMed IV-AL and OrbiMed IV-AL (Feeder), except to the extent of any pecuniary interest therein.

(9)

Consists of (a) 10,552 shares held of record by Lavrite, LLC, for which Mr. Lavigne serves as managing director, and (b) 70,000 shares subject to an option held by Mr. Lavigne, none of which shares are vested and exercisable within 60 days of March 1, 2019.

(10)

Mr. McGuire, who is one of our directors, is a managing member of PVM. Mr. McGuire has no voting or investment power over the shares held by the Funds described in Footnote 3 above. The address for Mr. McGuire is c/o PVM, One Marina Park Drive, 10th Floor, Boston, Massachusetts 02210.

(11)

Consists of (a) 19,981 shares held of record by Dr. Scheller, of which 2,914 shares are subject to repurchase by us at the original purchase price as of March 1, 2019 and (b) 81,834 shares subject to options held by Dr. Scheller, of which 986 shares are vested and exercisable within 60 days of March 1, 2019.

(12)

Consists of (a) 24,621 shares held of record by Mr. Wehner and (b) 70,000 shares subject to an option held by Mr. Wehner, none of which shares are vested and exercisable within 60 days of March 1, 2019.

(13)

Consists of (a) 23,768,046 shares beneficially owned by our current executive officers and directors as of March 1, 2019, of which 1,102,712 shares may be repurchased by us at the original purchase price as of such date and (b) 226,479 shares subject to options vested and exercisable within 60 days of March 1, 2019.

RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, discussed in the sections titled “Board of Directors and Corporate Governance” and “Executive Compensation,” the following is a description of certain relationships and transactions since January 1, 2018 involving our directors, executive officers, beneficial holders of more than 5% of our common stock, or entities affiliated with them.

Private Placements

Series E Preferred Stock Transaction

In April 2018, July 2018, and October 2018 we issued and sold an aggregate of 9,373,633 shares of our Series E preferred stock at a purchase price of $14.2154 per share for an aggregate purchase price of approximately $133.2 million.

Purchasers of our Series E preferred stock include one of our directors and venture capital funds that beneficially own more than 5% of our outstanding capital stock and/or are represented on our Board of Directors. The following table presents the number of shares and the total purchase price paid by these entities and individual.

Investor	Shares of Series E Preferred Stock	Total Purchase Price
Entities affiliated with Polaris Venture Partners(1)	527,597	$7,500,002
Entities affiliated with OrbiMed Private Investments(2)	351,732	$5,000,011
Tillman Gerngross, Ph.D.(3)	52,760	$750,005
Lavrite, LLC(4)	10,552	$150,001
MRL Ventures Fund, LLC(5)	175,866	$2,500,006
David Wehner(6)	24,621	$349,997

(1)

Entities affiliated with Polaris Venture Partners holding our securities whose shares are aggregated for purposes of reporting share ownership information include Polaris Venture Partners Founders’ Fund VI, L.P. and Polaris Venture Partners VI, L.P. Terry McGuire, a member of our Board of Directors, is a partner at Polaris Venture Funds.

(2)

Entities affiliated with OrbiMed Private Investments holding our securities whose shares are aggregated for purposes of reporting share ownership information include OrbiMed Private Investments IV AL, LP and OrbiMed Private Investments IV-AL (Feeder), LP. Carl Gordon, a member of our Board of Directors, is a partner at OrbiMed Private Investments.

(3)	Dr. Tillman Gerngross is one of our Founders and the chairperson of our Board of Directors.
(4)	Louis J. Lavigne, Jr., a member of our Board of Directors, is a managing director of Lavrite, LLC.
(5)

Dr. Christine Brennan, a former member of our Board of Directors, is a partner at MRL Ventures Fund, LLC. Dr. Christine Brennan resigned as a member of our board of directors effective immediately prior to the effectiveness of our initial public offering on February 6, 2019.

(6)	David Wehner is a member of our Board of Directors.

Registration Rights Agreement

We are party to a registration rights agreement, as amended, with certain holders of our capital stock, including Arnon Rosenthal, The Rosenthal Family Revocable Trust Dated November 4, 1994, as restated on June 9, 1999, Adi Rosenthal 2007 Trust dated March 27, 2007, Noam Rosenthal 2007 Trust dated March 27, 2007, Shani Rosenthal 2007 Trust dated March 27, 2007, Tillman Gerngross, Robert Paul, Robert King, Sabah Oney, Calvin

Yu, MRL Ventures Fund LLC, Polaris Venture Partners VI (AIV), L.P., Polaris Venture Partners VI, L.P., Polaris Venture Partners Founders’ Fund VI, L.P., PVP VI (AIV) Feeder Corp Holding Partnership, L.P., OrbiMed Private Investments IV – AL, LP, OrbiMed Private Investments IV – AL (Feeder), LP., Lavrite, LLC, and David Wehner. Under our registration rights agreement, certain holders of our capital stock have the right to demand that we file a registration statement or request that their shares of our capital stock be covered by a registration statement that we are otherwise filing.

Relationship with Adimab, LLC

Dr. Tillman Gerngross, one of our Founders and the Chairperson of our Board of Directors since our founding in 2013, is the chief executive officer of Adimab, a leader in yeast-based, fully human antibody discovery using its proprietary core technology platform. In 2014, we entered into the Adimab Collaboration Agreement. Under the Adimab Collaboration Agreement, we work with Adimab to discover and optimize antibodies directed against certain targets selected by us. We then have an option to acquire the rights to certain of the antibodies from Adimab for development and commercialization as biopharmaceutical products. For the year ended December 31, 2018, we incurred expenses of $2.3 million for milestones and services provided by Adimab under the Adimab Collaboration Agreement. We also have potential milestone payments per program for use of antibodies and low to mid-single digit royalty payments per program for commercial sales of products incorporating such antibodies.

Related Party Transaction Policy

Our audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. The charter of our audit committee provides that our audit committee shall review and approve in advance any related party transaction.

We have adopted a formal written policy providing that we are not permitted to enter into any transaction that exceeds $120,000 and in which any related person has a direct or indirect material interest without the consent of our audit committee. In approving or rejecting any such transaction, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers, directors and 10% stockholders file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. The Company’s Registration Statement on Form S-1 (File No. 333-229152) was declared effective by the SEC for our initial public offering of common stock on February 6, 2019. We started trading on the NASDAQ Global Select Market on February 7, 2019. As such, the Company and its executive officers, directors and 10% stockholders were not required to file reports of ownership or changes of ownership in the fiscal year ended December 31, 2018.

Fiscal Year 2018 Annual Report and SEC Filings

Our financial statements for the fiscal year ended December 31, 2018 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at https://investors.alector.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Alector, Inc., Attention: Investor Relations. Prior to May 1, 2019, our mailing address is 151 Oyster Point Boulevard, Suite 300, South San Francisco, California 94080. On or after May 1, 2019, our mailing address will be 131 Oyster Point Boulevard, Suite 600, South San Francisco, California 94080.

* * *

The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

San Francisco, California

March 27, 2019

ANNUAL MEETING OF STOCKHOLDERS OF ALECTOR, INC. May 10, 2019 VOTING INSTRUCTIONS INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EDT the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting.GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/22640 Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 20230000000000001000 9 05101 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE NOMINEES LISTED IN PROPOSAL NO. 1, AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. ELECTION OF DIRECTORS: NOMINEES: FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below Arnon Rosenthal, Ph.D. David Wehner INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. FOR AGAINST ABSTAIN 2. Ratification of the appointment of Ernst & Young, LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019. TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD. IMPORTANT NOTICE YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR PROXY AS SOON AS POSSIBLE. BY DOING SO, YOU MAY SAVE TEST COMPANY THE EXPENSE OF ADDITIONAL SOLICITATION. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS. MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL ALECTOR, MEETING OF STOCKHOLDERS INC. OF May 10, 2019 131 Oyster Point Blvd, Suite 600 South San Francisco, CA 94080 1 Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of Stockholders The undersigned hereby appoint(s) Arnon Rosenthal, Ph.D., and Stephanie Yonker, Ph.D., or any one of them, attorneys with full power of substitution and revocation to each, for and in the name of the undersigned with all the powers the undersigned would possess if personally present, to vote the shares of the undersigned in Alector, Inc. as indicated on the proposals referred to on the reverse side hereof at the annual meeting of its stockholders to be held on May 10, 2019, and at any adjournments thereof, and in their or his discretion upon any other matter which may properly come before said meeting. (Continued and to be signed on the reverse side) COMMENTS: 1.1 14475